Exhibit 3.8

SCC544	COMMONWEALTH OF VIRGINIA
(05/02)	STATE CORPORATION COMMISSION

ARTICLES OF INCORPORATION
PROFESSIONAL CORPORATION

The undersigned, pursuant to Chapters 7 and 9 or 10 of Title 13.1 of the Code of Virginia, state(s) as follows:

1.	The name of the professional corporation is:
	Inc.	.

2.	The professional corporation is organized for the sole and specific purpose of rendering the professional services of:
.

3.	The number (and classes, if any) of shares the professional corporation is authorized to issue is (are):

	Number of shares authorized	Class(es)

4.	A.	The name of the professional corporation’s initial registered agent is
.

	B.	The initial registered agent is:
(1) an individual who is a resident of Virginia and
		☐	an initial director of the professional corporation.
		☐	a member of the Virginia State Bar.
OR
		(2) ☐	a domestic or foreign stock or nonstock corporation, limited liability company, or registered limited liability partnership authorized to transact business in Virginia.

5.	A.	The professional corporation’s initial registered office address, which is the business office of the initial registered agent, is:

, VA .
(number/street) (city or town) (zip code)

	B.	The registered office is physically located in the ☐ city or ☐ county of .

6.	The first board of directors shall have member(s).

7.	The initial directors are:
	NAME(S)	ADDRESS(ES)

8.	The undersigned INCORPORATOR(s) is (are) duly licensed or legally authorized to render the listed professional services, and at least one incorporator is so licensed or legally authorized in Virginia.

	SIGNATURE(S)	PRINTED NAME(S)